Exhibit 10.1

Timothy T. Soncrant, M.D.

President

CURE, LLC

1300 Atwood Road

Silver Spring, MD 20906

May 27,2002

Re:          Axonyx Inc. (“Axonyx”) with CURE LLC (“Cure”)

Dear Mr. Soncrant,

Thank you for taking the time to meet with me today to discuss, among other things, the status of the Phenserine project.  This letter agreement (the “Letter Agreement”) sets forth our recent understandings with respect to the Phenserine Development Program governed by the February 27,1997 License Agreement between Cure and Axonyx (the “License Agreement”).  Accordingly, and intending to be mutually bound, Axonyx and Cure hereby agree as follows:

1.    Amendment of License Agreement.  The License Agreement is hereby amended and supplemented as follows:

1.1  Section 10.  The first sentence of Section 10 of the License Agreement is hereby deleted in its entirety and replaced with the following:

In the event that LICENSEE fails either to:  (a) commence Phase I testing within three (3) months after the date of approval of an IND, (b) Phase II testing within fourteen (14) months of the date of such approval, (c) Phase III testing within forty-two (42) months of the date of such approval, or (d) submit an NDA for approval in the United States, Japan, the U.K., Germany, France, Belgium, or Canada within six and one half (6.5) years of the date of the IND approval, then CURE may make a written demand that LICENSEE begin such phase of testing or submit such NDA for approval, it being understood, however that if the delay in commencing such phase of testing or obtaining such approval is a result of difficulties in recruiting clinical research subjects for Phase III clinical trials, or the result of other similar technical or logistical difficulties with respect to factors outside of LICENSEE’s or its sub-licensee’s control, then CURE shall refrain from making the aforementioned written demand so long as, in CURE’s reasonable judgment, LICENSEE and/or its sub-licensee is acting in good faith and using its best efforts to recruit such clinical research subjects, or to address such other difficulties.

2.    Amendment of PHS Agreement.  The parties acknowledge that (i) The intellectual property sublicensed to Axonyx pursuant to the License Agreement was licensed to Cure from The National Institutes of Health, the Centers for Disease Control and Prevention or the Food and Drug Administration (collectively, “PHS”); (ii) Section 10 of the PHS Agreement, which obligates Cure or its sublicensee to comply with Appendix E and Appendix F, is incorporated into Section 3 of the License Agreement (entitled “Pass Through Obligations from PHS Agreement”); and (iii) Section 10 of the PHS Agreement provides that Appendix E and Appendix F may be modified by the parties.  The parties hereby agrees that in the event Appendix E and/or Appendix F (or any other provisions) of the PHS Agreement are modified, such modified Appendices or provisions shall, upon their modification, be deemed to automatically replace the original appendices or provisions in the License Agreement.

This Letter Agreement constitutes our entire understanding with respect to the subject matter hereof and may not be amended without a writing signed by both parties.  Unless specifically modified herein, all terms and conditions of the License Agreement shall remain in full force and effect.  This Letter Agreement may be executed in counterparts and shall be governed by the laws of the State of New York.

I would be grateful if you would please indicate your consent to the above agreements by signing below and returning an executed copy of this letter to me.

Sincerely,

/s/ Gosse Bruinsma, M.D.
Gosse Bruinsma, M.D.

AGREED TO AND ACCEPTED

/s/ Timothy Soncrant, M.D.
By:	Timothy T. Soncrant, M.D.
President